EXHIBIT 11.1

                 MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
           Three and Six Month Periods Ended June 30, 1999 and 1998

                                   Three Months Ended   Six Months Ended
                                        June 30,            June 30,
                                   ------------------   ----------------
                                     1999      1998      1999      1998
                                     ----      ----      ----      ----
                                         (In thousands of dollars,
                                          except per share data)

BASIC EARNINGS PER SHARE

Average common shares outstanding   109,059   114,144   109,031   114,067
                                   ========  ========  ========  ========
Net income                         $112,934  $ 95,212  $213,352  $189,259
                                   ========  ========  ========  ========
Basic earnings per share           $   1.04  $   0.83  $   1.96  $   1.66
                                   ========  ========  ========  ========
DILUTED EARNINGS PER SHARE

Adjusted shares outstanding:
  Average common shares outstanding 109,059 114,144 109,031 114,067 Net shares to be issued upon exercise of dilutive stock
    options after applying
    treasury stock method             1,195     1,569     1,098     1,660
                                   --------  --------  --------  --------
  Adjusted shares outstanding       110,254   115,713   110,129   115,727
                                   ========  ========  ========  ========
Net income                         $112,934  $ 95,212  $213,352  $189,259
                                   ========  ========  ========  ========
Diluted earnings per share         $   1.02  $   0.82  $   1.94  $   1.64
                                   ========  ========  ========  ========

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